November 19, 2008

Securities and Exchange Commission 100 F. Street

Washington, D.C. 20549

Re: New Concept Energy, Inc. Commission File No. 000-08187

We have read the statements that we understand New Concept Energy, Inc. will include in Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Sincerely,

/s/ Farmer, Fuqua & Huff P. C. Farmer, Fuqua & Huff, P.C.